SECTION 906 CERTIFICATION

Pursuant to 18 U.S.C.  ss.1350,  the undersigned  officer of Satuit Capital Management Trust (the “Company”),  hereby  certifies,  to the best of his or her knowledge,  that the Company’s Report on Form N-CSR for the period ended April 30, 2018 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d),  as  applicable,  of the Securities and Exchange Act of 1934 and that the information  contained in the Report fairly presents,  in all material respects, the financial condition and results of operations of the Company.

Dated:

July 5, 2018

Name:

/s/ Robert J. Sullivan

Robert J. Sullivan

Title:

Chairman, President and Treasurer

This certification is being furnished solely pursuant to 18 U.S.C. ss. 1350 and is not being  filed as a part of the  Report  or as a  separate  disclosure document.